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                                                                  Exhibit 99.1

NEWS RELEASE

Media Contact:             Roy Wiley         312/ 836-2627
Investor Contact:          Ramona Long        312/ 836-2406

             NAVISTAR TO TAKE FOURTH QUARTER CHARGE AGAINST EARNINGS

   Restructuring Will Boost Cash Flow And Strengthen Future Earnings Potential

         CHICAGO (October 31, 2000) - Navistar International  Corporation (NYSE:
NAV), producer of International brand trucks, school buses and engines, announced today that it will take a pre-tax charge against earnings in the fourth quarter of approximately $300 million as it restructures operations and prepares for the launch of a series of new products. The products include a new line of high performance medium trucks, a new integrated conventional school bus and a new generation of diesel engines. The restructuring charge will be fully tax effected as well as significantly reduce the company's obligations under current incentive and profit sharing plans by as much as $90 million.
         The first element of the plan was announced in August when the company said it would eliminate approximately 1,100 white collar and contract positions due to the sharp drop in demand for new trucks. The restructuring charge will include the costs related to this reduction in force as well as some lease termination expense because the reduction allowed for consolidation of office space in the Chicago area.
          The other significant element of the restructuring includes the effects of the launch of new medium truck and diesel engine lines, including the losses on equipment and inventory that will be made obsolete. Additionally, the charge will include the impact of exiting certain operations, associated charges for the disposal of certain assets and the sale of targeted company-owned dealership operations.
           John R. Horne, Navistar chairman, president and chief executive officer, said the productivity initiatives resulting from the restructuring will increase the company's short-term cash flow position by as much as $60 million and strengthen future earnings potential.
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          "We are not just cutting  expenses and  reducing  our  headcount,  but restructuring our operations to improve our financial performance in a way that will add to shareowner value," Horne explained.
         The first phase of the new high performance medium truck line will be unveiled in February. The line, highlighted by a redesigned cab manufactured at a state of the art highly automated facility, represents the first completely new line of International vehicles in 20 years. An improved manufacturing strategy featuring modular assembly and focused plants will result in lower total labor cost. The severance and benefit costs associated with these changes are a significant part of the restructuring charge.
         The integrated conventional school bus will be produced in a new facility in Tulsa, Okla. and coupled with a reconfiguration of the company's bus distribution system will continue International's market leadership position in this important industry segment. The costs associated with the restructuring of the bus distribution system are included in the charge.
         The new generation of diesel engines encompasses a V-8 diesel engine and a derivative V-6 diesel engine that will be built at a new facility in
Huntsville,   Ala.   Production  of  the  new  V-8  diesel  engine  for  use  in
International trucks will begin early in 2002. The engine manufacturing strategy and technology improvements require the introduction of new, more efficient production equipment and processes. The introduction of the new production processes has resulted in the recognition of a loss on equipment that will be made obsolete with the introduction of the new diesel engines.

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         Horne said the final restructuring  charge will be reported on December
5 in conjunction with the release of the company's financial results for the fiscal year ending October 31, 2000.
         "While we cannot control market conditions, we can control how we respond," Horne said. "The initiatives contained in our restructuring plan will generate significant operating efficiencies to allow us to continue to build a healthy business in the downturn and come out even stronger when the market turns up again. We have made some difficult choices and are focusing on the truly essential elements that will make us successful."
         Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation, a leading producer of medium trucks, school buses, heavy trucks, severe service vehicles, mid-range diesel engines and parts and service sold under the International brand. The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Through its finance subsidiary, the company also provides financing and liability insurance for its dealers and customers. With world headquarters in Chicago, Navistar had 1999 sales and revenues of $8.6 billion.
Additional   information   can  be   found   on  the   company's   web  site  at
www.nav-international.com.


Forward Looking Statement

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in Navistar's Securities and Exchange Commission filings. Navistar assumes no obligation to update the information included in this news release.


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